Exhibit 99.1

Alan D. Feldman and Robert F. Moran Join GNC Holdings, Inc. Board of Directors

PITTSBURGH, July 1, 2013 /PRNewswire/ — GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today announced the election of Alan D. Feldman and Robert F. Moran to its board of directors.

Mr. Feldman, who has extensive experience in the franchising industry, retail sales, corporate finance and accounting, and strategic planning, most recently served as Chairman, President and Chief Executive Officer of Midas, Inc. from May 2006 until its merger with TBC Corporation in May 2012 and as its President and CEO from January 2003 until May 2006.  From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation and, prior to that, with the Pizza Hut and Frito-Lay units of Pepsico. Mr. Feldman also currently serves on the board of directors of Foot Locker, Inc. and of John Bean Technologies Corporation.

Mr. Moran, who has over 30 years of executive leadership experience both domestically and internationally, most recently served as Chairman and Chief Executive Officer of PetSmart, Inc. from February 2012 to June 2013.  Prior to being appointed Chairman, Mr. Moran was PetSmart’s President and Chief Executive Officer from June 2009 to January 2012 and its President and Chief Operating Officer from December 2001 to June 2009.  Before joining PetSmart in 1999, Mr. Moran was president of Toys “R” Us Canada, following various executive positions with Sears, Roebuck & Company, including as President and CEO of Sears de Mexico, and Galerias Preciados, a leading Spanish retailer.  Mr. Moran also currently serves on the board of directors of the USA Track & Field Foundation.

Joseph Fortunato, Chairman, President & Chief Executive Officer said, “We are pleased to welcome Messrs. Feldman and Moran to the GNC Board.  Their extensive experience leading global consumer brands and retail operations, both domestically and overseas, and past experience as CEOs of retail businesses should add significant strength to our board as we execute our future strategies.”

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of March 31, 2013, GNC has more than 8,200 locations, of which more than 6,200 retail locations are in the United States (including 958 franchise and 2,190 Rite Aid franchise store-within-a-store locations) and franchise operations in 55 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships. GNC’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, and under nationally recognized third party brands.

Contacts:

Investors:

Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029

or

Dennis Magulick, Vice President — Treasury & Investor Relations

(412) 288-4632